SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                   -------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                             (Date of earliest event
                                   reported):

                                  May 11, 1998

                    ----------------------------------------


                         THERMO BIOANALYSIS CORPORATION
             (Exact name of Registrant as specified in its charter)


Delaware                      1-12179                               85-0429899
(State or other               (Commission                       (I.R.S. Employer
jurisdiction of               File Number)                Identification Number)
incorporation or
organization)


504 Airport Road
Santa Fe, New Mexico                                                 87504-2108
(Address of principal executive offices)                              (Zip Code)


                                 (781) 622-1000
                         (Registrant's telephone number
                              including area code)



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Item 2.  Acquisition or Disposition of Assets

        On May 11, 1998, Thermo BioAnalysis Corporation (the "Company") entered into binding agreements (the "Agreements")with its parent company, Thermo Instrument Systems Inc., and certain subsidiaries thereof ("Thermo Instrument") to acquire the Clinical Products Group (the "Clinical Products Group") of Life Sciences International ("LSI"), a wholly-owned subsidiary of Thermo Instrument. LSI was acquired by Thermo Instrument in March 1997. The Clinical Products Group, which is comprised of Shandon Inc. and its related businesses, including ALKO Diagnostic Corporation, provides equipment and consumables for cytology, histology and pathology applications. It also supplies consumables for blood gas and ion-selective electrolyte analyzers worldwide.

         The net purchase price (the "Purchase Price") for the Clinical Products Group is approximately $66.7 million, payable in shares of the Company's common stock, par value $.01 per share (the "Common Stock"), as described below. The Purchase Price represents the sum of the net book value of the Clinical Products Group as of April 4, 1998, plus a percentage of Thermo Instrument's total cost in excess of net assets acquired associated with its acquisition of LSI, based on the aggregate 1996 revenues of the Clinical Products Group relative to LSI's 1996 consolidated revenues. In addition, the Company will assume approximately $37.9 million of existing indebtedness owed by the Clinical Products Group to Thermo Instrument, making the gross purchase price approximately $104.5 million. This amount includes approximately $12.0 million for an equivalent amount of cash acquired. The existing indebtedness owed to Thermo Instrument is due January 2, 1999 and bears interest at the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

         The Company will acquire all of the issued and outstanding shares of the companies comprising the Clinical Products Group from Thermo Instrument at a closing to be held in June 1998. At the closing, Thermo Instrument will receive the right to receive an aggregate of 3,007,930 shares of the Company's Common Stock (the "Purchase Price Shares") on the date that the Purchase Price Shares are listed on the American Stock Exchange (the "AMEX"). Each Purchase Price Share is valued at $22.163, the average of the closing prices of the Company's Common Stock as reported by the AMEX for each of the five trading days prior to April 20, 1998, the date the parties reached agreement in principle on the material terms of the transaction. The AMEX's rules require that the listing of the Purchase Price Shares be approved by the Company's stockholders. Because Thermo Instrument is the Company's majority stockholder and will vote its shares in favor of such listing, the listing of the Purchase Price Shares is assured. Because there are no material conditions to closing, the Company and Thermo Instrument have treated the acquisition as effectively complete.

         Since the Company and the Clinical Products Group are deemed for accounting purposes to be under control of their common majority-owner, Thermo Instrument, the transaction has been accounted for in a manner similar to a pooling of interests. Accordingly, the acquisition of the Clinical Products Group has been deemed to be effective from March 12, 1997, the date these businesses were acquired by Thermo Instrument, and the Purchase Price Shares have been deemed outstanding from that date.

        In connection with the acquisition of the Clinical Products Group, the Company is in the process of restructuring the acquired businesses. This restructuring is expected to relate primarily to reductions in staffing levels. Except as set forth above, the Company has no present intention to use the assets of the Clinical Products Group for purposes materially different from the purposes for which such assets were used prior to the acquisition. However, the Company will continue to review such businesses' assets, corporate structures, capitalizations, operations, properties, policies, managements and personnel and, upon completion of this review, may develop additional or alternative plans or proposals, including mergers, transfers of a material amount of assets or other additional transactions or changes relating to such businesses.


     Item 7. Financial Statements, Pro Forma Combined Condensed Financial Information and Exhibits

(a) Financial Statements of Business Acquired: Information meeting the requirements of this Item 7(a) has been "previously reported," as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, in the Financial Statements included as part of the Company's Registration Statement on Form S-1 [File No.
                         333-52445], and has, therefore, been omitted in accordance with instruction B(3) to Form 8-K.

(b)                      Pro Forma  Combined  Condensed  Financial  Information:
                         Information meeting the requirements of this Item 7(b) has been "previously reported," as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, in the Financial Statements included as part of the Company's Registration Statement on Form S-1 [File No. 333-52445], and has, therefore, been omitted in accordance with instruction B(3) to Form 8-K.


(c)              Exhibits

                          2.1 Share Purchase Agreement dated as of May 11, 1998, between Thermo BioAnalysis Corporation and Thermo Instrument Systems Inc. (incorporated by reference from Exhibit 2.4 to the Company's Registration Statement on Form S-1 [File No. 333-52445]).

                          2.2 Share Purchase Agreement dated as of May 11, 1998, between Thermo BioAnalysis Corporation and ThermoQuest Corporation (incorporated by reference from Exhibit 2.5 to the Company's Registration Statement on Form S-1 [File No. 333-52445]).


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                                             SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 20th day of May, 1998.




                                                 THERMO BIOANALYSIS CORPORATION




                                                  By: /s/ Colin Maddix
                                                  Colin Maddix, President and
                                                  Chief Executive Officer